                                                                     Exhibit 2.3
                             AMENDED AND RESTATED
                           STOCK PURCHASE AGREEMENT


     THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of November, 1997, by and among CROSS-CONTINENT AUTO RETAILERS, INC. ("Purchaser"), a Delaware corporation; THE CHAISSON FAMILY TRUST R-501 (the "Seller"); and JRJ INVESTMENTS, INC. (the "Company"), a Nevada corporation.

                                    RECITALS

     A. The Company owns and operates a dealership known as "Chaisson Motor Cars," located at 2333 S. Decatur, Las Vegas, Nevada (the "Las Vegas Dealership"), and a dealership known as "Chaisson BMW," located at 261 Auto Mall Drive, Henderson, Nevada (the "Henderson Dealership"); hereinafter referred to individually as a "Dealership" and collectively as the "Dealerships."

     B. The Company has been granted and operates the following new automobile manufacturer's franchises at the Las Vegas Dealership:

          1. Land Rover,
          2. Jaguar,
          3. Volkswagen,
          4. Audi,
          5. Bentley and Rolls Royce, and
          6. BMW;

and has been granted a Satellite Location Addendum to its dealer agreement with BMW to operate a BMW new automobile manufacturer's franchise at the Henderson Dealership. Pursuant to the Satellite Location Addendum, the Henderson Dealership is the primary BMW location and the Las Vegas Dealership will be the satellite location.

     C. The Company leases the premises (the "Las Vegas Premises") on which the Las Vegas Dealership is located pursuant to a lease agreement with JRJ Properties, a Nevada general partnership (the "Las Vegas Lease").

     D. The Company leases the premises (the "Henderson Premises") on which the Henderson Dealership is located pursuant to a lease agreement with the Seller (the "Henderson Lease").

     E. Seller owns a tract of approximately 2.5 acres (the "2.5 Acre Tract") adjacent to the Henderson Premises and having an address of 251 Auto Mall Drive.

     F. The Seller is the owner of all of the issued and outstanding shares of capital stock of the Company (the "Shares").

     G. The parties have renegotiated certain terms and conditions of the Stock Purchase Agreement, dated October 8, 1997, as amended by an Amendment to Stock Purchase Agreement, dated October 14, 1997, heretofore entered into by the parties and wish to set forth in their entirety the renegotiated terms and conditions and agreements of the Purchaser to purchase and receive from the Seller and of the Seller to sell to the Purchaser all of the Shares, all as set forth in this Amended and Restated Stock Purchase Agreement and the other documents referred to herein.



                                   AGREEMENT

     In consideration of the mutual covenants, agreements, representations, and warranties set forth in this Agreement, Purchaser, Seller, and the Company agree as follows:

          1.   PURCHASE AND SALE OF THE SHARES.   Subject to and upon the
terms and conditions of this Agreement, at the Closing (hereinafter defined) Seller shall sell, transfer, convey, assign, and deliver to the Purchaser, and Purchaser shall purchase, acquire and accept from Seller, all of the Shares, free and clear of all security interests, liens, claims, agreements, encumbrances, or restrictions of any kind, whether written or oral.

          2.   PURCHASE PRICE.   The purchase price to be paid by Purchaser
to Sellers for the Shares shall be $18,335,000 (the "Purchase Price"), subject to the adjustment set forth in Paragraph 3 of this Agreement.

          3.   ADJUSTMENT TO THE PURCHASE PRICE.   In the event the Net Worth
(hereinafter defined) is more or less than $3,000,000, the Purchase Price shall be increased or decreased by an amount equal to the difference between $3,000,000 and the Net Worth. As used in this Agreement, the term "Net Worth" shall mean the net worth of the Company as shown as total shareholders' equity on the balance sheet of the Company in the Audited Financial Statements (hereinafter defined) as of September 30, 1997, as adjusted by the Net Worth Adjustments (hereinafter defined). Within a reasonable period of time after the date of this Agreement, but no later than November 30, 1997, Purchaser's accountants shall calculate adjustments to Net Worth based on the books and records of the Company as of the close of business on October 31, 1997, using the values for the New Vehicle Inventory (hereinafter defined), the Used Vehicle Inventory (hereinafter defined), the Parts and Accessories Inventory (hereinafter defined), and the Tangible Personal Property (hereinafter defined), as determined in accordance with subparagraph 12(c), and prepare a letter setting forth the unaudited adjustments that should be made to the Net Worth (the "Net Worth Adjustments").

          4.   PAYMENT OF PURCHASE PRICE.   Subject to the provisions of
subparagraph 20(e), with respect to the Deposit Date (as defined in subparagraph 20(e)) and the provisions of subparagraph



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

20(g), with respect to the Closing (as defined in paragraph 5), Purchaser shall pay the Purchase Price, as adjusted, as follows:

               a. $13,575,000, plus or minus the amount of any increase or reduction in the Purchase Price in accordance with paragraph 3 hereof, by cashier's check or other immediately available funds (the "Cash");

               b. Purchaser shall execute and deliver a promissory note to Seller in the original principal amount of $2,760,000 (the "Note"), bearing interest on the unpaid principal at eight percent (8%) per annum, payable in sixty (60) equal monthly installments of principal and interest in the amount of $55,962 per month. The Note shall be in the form of Exhibit "A" hereto.

               c. Purchaser shall issue to Seller 128,205 shares of restricted common stock (the "Restricted Stock"); provided, however, that if the closing price for Purchaser's common stock on the first anniversary of the Closing Date is less than $15.60 per share, Purchaser shall either (i) issue to Seller shares of its fully registered, unrestricted common stock (the "Unrestricted Shares") so that the aggregate value of the Restricted Shares and the Unrestricted Shares issued to Seller (based on the closing price for Purchaser's common stock on the first anniversary of the Closing Date) shall equal $2,000,000, or (ii) pay to Seller in the form of a cashier's check or other immediately available funds an amount equal to the difference between $2,000,000 and the product of the number of Restricted Shares that are required to be issued to Seller on the Closing Date times the closing price for Purchaser's common stock on the first anniversary of the Closing Date.

                    Purchaser shall not issue any fractional shares and shall pay Seller cash in lieu of any fractional shares based on a price of $15.60 per share or the closing price of Purchaser's common stock as quoted in THE WALL STREET JOURNAL on the first anniversary of the Closing Date, whichever date is applicable.

                    The certificates representing any Restricted Shares that are issued to Seller shall bear a restrictive legend that the stock has not been registered under applicable federal and state securities laws. It is understood and agreed that, other than as set forth in the Registration Rights Agreement referenced in subparagraph 6(a)(viii), Purchaser has no obligation to register the Restricted Shares that are to be issued to Seller.

          5.   CLOSING.   Subject to the terms and conditions set forth in
this Agreement, the Closing of the purchase and sale of the Shares shall take place at the offices of Jones, Jones, Close & Brown, Chartered, 3773 Howard Hughes Parkway, Third Floor South, Las Vegas, Nevada 89109, or at such other place as may be mutually agreed upon by Purchaser and Seller, on January 5, 1998,



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

subject to the mutual agreement of the parties to select another date. The date on which the Closing is to occur is hereinafter referred to as the "Closing Date."

          6. TRANSACTIONS AT CLOSING. The following transactions shall take place on or before the Closing:

               a. DELIVERIES BY SELLER. The Seller shall deliver the following to the Purchaser:

                    (i) Stock certificates representing the Shares in duly transferrable form;

                    (ii) Such other documents and instruments as Purchaser may reasonably request in order to vest in Purchaser good and marketable title to the Shares and to any and all right, title, interest or claim of any kind that Seller may have in the properties, assets or business of the Company;

                    (iii) A New Las Vegas Lease and a new Henderson Lease (that includes the 2.5 Acre Track), in the forms of Exhibits "B," and "C," hereto (collectively, the "Leases");

                    (iv) Copies of resolutions of the Board of Directors of the Company, duly certified by its Secretary, in form reasonably satisfactory to Purchaser's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which the Company is a party as contemplated hereby, and all actions to be taken by the Company hereunder and thereunder;

                    (v) A Seller's certificate in the form of Exhibit "E" hereto, duly executed by the Seller and the Company;

                    (vi) An opinion of counsel to the Seller, in the form of Exhibit "F" hereto;

                    (vii) An Investment Letter executed by Seller, in the form of Exhibit "G" hereto;

                    (viii) A Registration Rights Agreement (the "Registration
                           Rights Agreement") executed by Seller, in the form of Exhibit "H" hereto;

                    (ix) The Management Agreements (referred to in subparagraphs 20(f) and 20(g);

                    (x)    The Escrow Agreement referenced in subparagraph
                           20(g);



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                    (xi)   Any instruments and other documents specifically
                           required by this Agreement, to which Seller or the Company is a party, that are not otherwise set forth in this subparagraph 6(a); and

                    (xii) Any other instruments or documents deemed reasonably necessary or desirable by the Purchaser in order to consummate the transactions contemplated hereby.

               b. DELIVERIES BY PURCHASER. The Purchaser shall deliver the following to the Seller:

                    (i) Subject to the provisions of subparagraphs 20(e) and 20(g), the Cash, the Note, and a stock certificate representing the Restricted Shares;

                    (ii) Copies of resolutions of the Board of Directors of the Purchaser, duly certified by its Secretary, in form reasonably satisfactory to Seller's counsel, authorizing the execution, delivery and performance of this Agreement and all other documents to which the Purchaser is a party as contemplated hereby, and all action to be taken by Purchaser hereunder and thereunder;

                    (iii)  The Registration Rights Agreement executed by
                           Purchaser;

                    (iv) A Purchaser's Certificate in the form of Exhibit "I" hereto, duly executed by the Purchaser;

                    (v) An opinion of counsel to the Purchaser, in the form of Exhibit "J" hereto;

                    (vi) The Employment Agreements referenced in subparagraph 7(o);

                    (vii) Any instruments and other documents specifically required by this Agreement, to which Purchaser is a party, that are not otherwise set forth in this subparagraph 6(b); and

                    (viii) Any other instruments or documents deemed reasonably necessary or desirable by the Seller in order to consummate the transactions contemplated hereby.

          7. REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY. The Seller and the Company jointly and severally represent and warrant to Purchaser, effective as of the date of this Agreement and again on the Closing Date (unless another date is indicated), each of the following:

               a. AUTHORITY AND BINDING AGREEMENT. Seller has the legal power and capacity to enter into this Agreement and to perform its obligations hereunder. This



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

                    Agreement has been duly and validly executed and delivered by Seller and the Company and is a valid and binding obligation of Seller and the Company (relating to those certain agreements of the Company contained in this Agreement), enforceable against Seller and the Company in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Seller has (i) good and marketable title to the Shares, free and clear of any security interests, liens, claims, agreements, encumbrances, or restrictions of any kind, and (ii) the complete and unrestricted right, power, and authority to sell, transfer, and assign the Shares in accordance with this Agreement.

               b.   ORGANIZATION AND STANDING.   Seller is duly formed, validly
                    existing, and in good standing under the laws of the State of Nevada and has all necessary power and authority to own the Shares. The Company is duly incorporated, validly existing, and in good standing under the laws of the State of Nevada and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. Seller has delivered to Purchaser complete and accurate copies of the Company's articles of incorporation and bylaws, including all amendments thereto and have made available to Purchaser its minute book and stock records. At Closing,
                    Schedule 7(b) will set forth a complete and accurate list of all officers, directors and assumed or fictitious names of the Company as of the date of this Agreement. The Company is qualified to do business and is in good standing in each state in which it transacts business. The Company does not have any subsidiaries nor any direct or indirect equity interest in any corporation, partnership, or other entity. The Company is a "small business corporation" and has maintained a valid election to be an "S" corporation under Subchapter S of the Internal Revenue Code of 1986, as amended.

               c. CAPITALIZATION. The authorized capital stock of the Company consists of 2,500 shares of common stock, having no par value. On the date hereof, Seller owns beneficially and of record 100 shares of common stock of the Company, which comprises the Shares. The Shares (i) constitute all of the issued and outstanding shares of capital stock of the Company, (ii) have been validly authorized and issued, (iii) are fully paid and nonassessable, (iv) have not been issued in violation of any preemptive rights or of any federal or state securities laws, and (v) are not subject to any agreement that relates to the voting or control of any of the Shares. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or any other agreements or commitments obligating the Company to issue, deliver, or sell any additional shares of its capital stock of any class or any other securities of any kind. There are no bonds, debentures, notes, or other indebtedness or securities of the Company having the right to vote on any matters on which the shareholders of the Company may vote. There are no outstanding rights, agreements, or arrangements of any kind obligating the Company to repurchase, redeem, or otherwise acquire any shares of capital stock or other voting securities of the Company.

               d. NO CONFLICTS. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance with the terms and provisions hereof will (i) violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under,
                    (y) the articles of incorporation or bylaws of the Company, or (z) any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which the Seller or the Company is a party or by which either of them is bound, except for agreements between the Company and the respective manufacturers (or the authorized sales/distributor entities directly or indirectly owned by the respective manufacturers) of Land Rover, Volkswagen, Audi, Bentley and Rolls Royce or BMW (individually, a "Manufacturer" and collectively, the "Manufacturers"), which require the consent of the Manufacturer; (iii) other than with respect to obtaining the consents referenced in subparagraph 7(e)(i) and (iii), violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or (iv) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any kind whatsoever on any property or asset of the Company or on the Shares.

               e.   CONSENTS.   No consent or approval by, or any notification
                    of or filing with, any governmental entity or agency or any other person or entity is required in connection with the execution, delivery or performance of this Agreement by Seller or the Company, other than consent from (i) the Nevada Department of Motor Vehicles, (ii) the Manufacturers, and (iii) if required, the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "Justice Department") under the Hart-Scott-Rodino Act.

               f.   REAL PROPERTY.   On the Deposit Date (as defined in
                    subparagraph 20(e), Schedule 7(f) will set forth a complete and accurate (i) legal description of all real property owned, or previously owned, by the Company, and (ii) description of each lease or sublease of real property under which the Company holds, or previously held, a leasehold interest. Each of the leases and subleases and subleases are in full force and effect and constitutes a legal, valid and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases and subleases to which it is a party and is not in default under any of the leases or subleases to which it is a party. To the best of Seller's and the Company's knowledge, the zoning of each tract of real property owned, leased or otherwise utilized by the Company permits the presently existing improvements and the continuation of the business presently being conducted on such real property. To the best of Seller's and the Company's knowledge, there are no pending or proposed changes to such zoning or of any pending or proposed condemnation action, affecting any real property owned, leased or otherwise utilized by the Company.

               g.   TANGIBLE PERSONAL PROPERTY.   On the Deposit Date, Schedule
                    7(g) will set forth a complete and accurate description of
                    (i) all equipment, furniture, fixtures, and other tangible personal property (other than inventory) owned by the Company, and (ii) each lease of personal property under which the Company holds a leasehold interest. Each of the leases is in full force and effect and constitutes a legal, valid, and binding obligation of the parties thereto. The Company has performed the covenants required to be performed by it under each of the leases to which it is a party and is not in default under any of the leases to which it is a party. To the best of Seller's and the Company's knowledge, the Tangible Personal Property (hereinafter defined) is in good repair and operating condition, has been regularly and properly maintained and fully serviced, and is suitable for the purposes for which it is presently being used. All Tangible Personal Property described on Schedule 7(g) shall be at one or the other of the Dealerships, in good working order and condition, and free and clear of all liens and other encumbrances. As used in this Agreement, the term "Tangible Personal Property" shall mean all tangible personal property that is listed on the appraisal of Marshall & Stevens, dated February 14, 1997, together with that certain schedule of Additions/Deductions to Marshall & Stevens Appraisal previously agreed to by and between the Company and Purchaser (the "Appraisal"), adjusted to include those items of tangible personal property acquired by the Company and to exclude those items of tangible personal property disposed of by the Company, in the ordinary course of business subsequent to the Appraisal, owned by the Company on the Deposit Date.

               h. INVENTORIES. On the Deposit Date, Schedule 7(h) will set forth a complete and accurate description of the New Vehicle Inventory (hereinafter defined), Used Vehicle Inventory (hereinafter defined), and Parts and Accessories Inventory (hereinafter defined). As used in this Agreement, the term "New Vehicle Inventory" shall mean all new vehicles and demonstrators having less than 6,000 miles on the odometer owned by the Company on the Deposit Date; and the term "Used Vehicle Inventory" shall mean all used vehicles and demonstrators having 6,000 miles or more on the odometer owned by the Company on the Deposit Date; and the term "Parts and Accessories Inventory" shall mean all parts and accessories purchased from the Manufacturers or other reputable suppliers and owned by the Company on the Deposit Date. To the best of Seller's and the Company's knowledge, each inventory of the Company consists of goods of a quality and in quantities that are saleable in the ordinary

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                    course of the Company's business with normal mark-up at
                    prevailing market prices. All parts and accessories in the Parts and Accessories Inventory are in returnable condition, are undamaged parts and accessories, are still in the original, resalable merchandising package, are in unbroken lots, are listed for sale in the current dealer parts and accessories price schedule of each Manufacturer or other supplier, and were purchased directly from the Manufacturers or other reliable suppliers.

               i. LICENSES AND PERMITS. On the Deposit Date, Schedule 7(i) will set forth a complete and accurate description of all permits, licenses, franchises, certificates, and similar items and rights, owned or held by the Company (hereinafter collectively referred to as the "Licenses and Permits").
                    The Licenses and Permits (i) are adequate for the operation of the Company's business, and (ii) are valid and in full force and effect, except as set forth on Schedule 7(i). Other than with respect to obtaining the consents referenced in subparagraph 7(e), no additional permit, license, franchise, certificate, or similar item or right is required by the Company for the operation of its business.

               j. INTELLECTUAL PROPERTY. On the Deposit Date, Schedule 7(j) will set forth a complete and accurate description of all intellectual property presently in use by the Company, which intellectual property includes (without limitation) software patents, trademarks, trade names, service marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes, advertising materials, Internet sites, and any other proprietary information or property ("Intellectual Property"). There are no outstanding licenses or consents to third parties granting the right to use any Intellectual Property owned by the Company. To the best of Seller's and the Company's knowledge, no Intellectual Property used by the Company infringes on any rights owned or held by any other person or entity, and no person is infringing on the rights of the Company in any Intellectual Property used by the Company. Any royalties or fees payable by the Company to any third party by reason of the use of any Intellectual Property by the Company is set forth on Schedule 7(j). No additional Intellectual Property is required by the Company for the continued operation of its business, in the manner now conducted.

               k.   TITLE TO PROPERTIES AND ENCUMBRANCES.   Other than with
                    respect to obtaining the consents referenced in subparagraph 7(e), the Company has good and marketable title to (or, (i) in the case of leased property, valid and subsisting leasehold interests in, and (ii) in the case of Intellectual Property, a valid right to use) all of its properties and assets, including (without limitation) the properties and assets that will be listed on Schedules 7(f), 7(g), 7(h), 7(i) and 7(j). The properties and assets of the Company are subject to no liens, deeds of trust, mortgages, encumbrances, conditional sales agreements, security interests, claims, or restrictions of any kind or character, except for (i) the encumbrances that will be listed on Schedule 7(k) to which Purchaser consents, and (ii) liens for current taxes not yet due and payable or for taxes the validity of which are being contested in good faith by appropriate proceedings.

               l.   FINANCIAL STATEMENTS.   The Company has delivered to the
                    Purchaser copies of balance sheets for the Company dated August 31, 1997 (the "Balance Sheet Date"), and statements of income and retained earnings for the periods ending August 31, 1997 (hereinafter collectively referred to as the "Financial Statements"). The Financial Statements are unaudited. To the best of Seller's and the Company's knowledge, (i) the Financial Statements fairly present the financial condition of the Company at the dates mentioned and the results of its operations for the periods specified and were prepared in accordance with its normal and customary accounting procedures; and (ii) the balance sheet in the Financial Statements (y) discloses all of the debts, liabilities, and obligations of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) of the Company as of the Balance Sheet Date and (z) includes appropriate reserves for all taxes and other liabilities accrued or due at such dates but not yet paid.

               m.   INDEBTEDNESS FOR BORROWED MONEY AND GUARANTIES.   On the
                    Deposit Date, Schedule 7(m) will set forth a complete and accurate description of the Company's indebtedness for borrowed money. Seller has delivered to the Purchaser complete and accurate copies of all instruments evidencing or relating to the Company's indebtedness for borrowed money. To the best of Seller's and the Company's knowledge, the Company is not in default or violation of any provision of any agreement evidencing or relating to its indebtedness for borrowed money. Schedule 7(m) will also set forth a complete and accurate list of (i) all guaranties by the Company of any obligation or liability of any person or entity, including (without limitation) any guaranties of installment sales contracts or leases, (ii) all warranties on vehicles that have been sold by the Company for the last three (3) years for which there is any contingency of liability for the Company, and (iii) all loans from the Company to any person or entity.

               n.   TAX MATTERS.   To the best of  Seller's and the Company's
                    knowledge, (i) the Company has filed or will file all federal, state, local and foreign tax returns and tax reports required to be filed by it for periods ending on or prior to the Closing Date; (ii) all such returns and reports are and will be correct and complete in all material respects; and (iii) all federal, state, local, and foreign income, profits, franchise, property, excise, sales, use, occupation, payroll, employment, and other taxes and assessments for periods ending on or prior to the Closing Date that are or will be due and payable by the Company on or before the Closing have been or will be properly computed, duly reported, fully paid, and discharged. Seller has no actual knowledge of any unpaid taxes that require payment by the Company, except for current taxes not yet due and payable. To the best of Seller's and the Company's knowledge, (i) no issues have been raised in writing with the Company by the Internal Revenue Service or any other taxing authority in connection with any tax return or tax report filed by the Company, and (ii) the Company has not executed any waiver of the statute of limitations on the assessment or collection of any tax. Seller agrees to indemnify and hold harmless the Purchaser with respect to any income or other tax (and any penalties and interest payable with respect thereto) reportable and payable by Seller or the Company which arise from the operation of the Company prior to the Deposit Date or otherwise payable by Seller.

               o.   TRANSACTIONS SINCE THE BALANCE SHEET DATE.   Since the
                    Balance Sheet Date, except as set forth on Schedule 7(o):
                    (i) other than negotiating three (3) year written employment agreements to be executed on or before the Closing Date (the "Employment Agreements") with each of James J. Chaisson, Jr., John P. Chaisson, and Ryan A. Cook (individually, a "Key Employee" and collectively, the "Key Employees"), the Company has not incurred any debts, liabilities, or obligations, except current liabilities in the ordinary course of business; discharged or satisfied any liens or encumbrances, or paid any debts, liabilities, or obligations, except in the ordinary course of business; mortgaged, pledged, or otherwise subjected to any lien or other encumbrance any of its properties or assets; canceled any debt or claim; sold or transferred any properties or assets, except the Jaguar Assets (hereinafter defined) and sales from inventory in the ordinary course of business; nor entered into any transaction other than in the ordinary course of business; (ii) other than with respect to the Jaguar Assets, there has not been any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company; (iii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of, or any direct or indirect redemption, purchase or other acquisition of, any of the capital stock of the Company; (iv) the Company has not issued or sold or contracted to issue or sell any stock, securities or options, of any nature whatsoever; (v) the Company has not increased the compensation, commissions, bonuses, or other remuneration payable to any officer, director, employee, or to any other person or entity, whether now or hereafter payable, including any increase pursuant to any pension, profit-sharing or other plan or commitment, (vi) there has not been any damage, destruction or loss (whether or not covered by insurance) affecting any asset or property of the Company; (vii) the Company has not made any capital expenditure or capital expenditure commitment, individually or in the aggregate, in excess of $25,000.00; (viii) the Company has not made any loan or advance to any person or entity or guaranteed any obligation or liability of any person or entity, including (without limitation) any guaranties of any installment sales contracts or leases, other than as will be set forth on
                    Schedule 7(m); (ix) the Company has not given any indemnifications to any person or entity; (x) the Company has not acquired any properties or assets other than in the ordinary course of business;
                    (xi) the Company has not made any change in its method of accounting or accounting practices, including (without limitation) any change in depreciation or amortization policies or rates; (xii) the Company has not granted any waiver or release of any claim or right held by it;
                    (xiii) except for entering into the Leases, the Company has not amended or terminated any material contract, agreement, or license to which it is a party; (xiv) the Company has not made any material write-down of the value of any asset of the Company or any material write-off as uncollectible of any account receivable or note receivable;
                    (xv) the Company has not changed its past practices in the acquisition or sale of its new vehicle, used vehicle, or parts and accessories inventories; and (xvi) the Company has not agreed, in writing or otherwise, to do or permit any of the foregoing;

               p.   LITIGATION.   On the Deposit Date, Schedule 7(p) will set
                    forth a complete and accurate description of all actions, suits, claims, investigations or legal, administrative or arbitration proceedings, pending or threatened, whether at law or in equity, involving the Company or any of its properties, assets, or business, and all judgments, orders, decrees, writs or injunctions of any court or governmental department, commission, agency, instrumentality or arbitrator applicable to Seller or to the Company. Neither the Seller nor the Company has any actual knowledge of any facts that might result in any other action, suit, claim, investigation, or legal, administrative or arbitration proceeding.

               q.   COMPLIANCE WITH LAWS.

                     (i) To the best of Seller's and the Company's knowledge,
                         the Company has complied and is in compliance in all material respects with all federal, state, local and foreign laws, ordinances, rules, codes, regulations, and orders (including those related to environmental protection and occupational safety and health) applicable to the Company.

                    (ii) To the best of Seller's and the Company's knowledge,
                         there are no past or present events, conditions, circumstances, activities, practices, incidents, plans or actions, based on or resulting from the conduct of the business of the Company, including the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release into the environment, of any pollutant, contaminant, chemical, or industrial toxic or hazardous material, substance or waste, which violates any laws or the regulations promulgated thereunder currently in effect relating to pollution or protection of the environment (the "Environmental Laws"), including (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), or any plan, order, decree, judgment, injunction, notice or demand letter from a governmental department, commission, agency or instrumentality applicable to the Company, or which could give rise to any common law or other legal liability. To the best of Seller's and the Company's knowledge, all real property currently or formerly owned, leased or otherwise utilized by the Company contains no spill, deposit, or discharge of any hazardous substance (as that term is currently defined under CERCLA or any applicable state law), for which the Company could be liable.

                    (iii) On the Deposit Date, Schedule 7(q) will set forth a
                          complete and accurate description of each underground storage tank of any kind or nature that is located on any real property currently or formerly owned, leased or otherwise utilized by the Company. Schedule 7(q) will also set forth a complete history of each such underground storage tank, including the dates and types of all tests.

                    (iv) The Company has delivered to Purchaser copies of all existing environmental site audits in the possession of the Seller or the Company that cover any real property currently or formerly owned, leased, or otherwise utilized by the Company.

               r.   CONTRACTS AND AGREEMENTS.   On the Deposit Date, Schedule
                    7(r) will set forth a complete and accurate description of all material written or oral contracts and agreements to which the Company is a party or by which it or any of its property is bound, unless any such contract or agreement is set forth on either Schedule 7(f), 7(g), 7(s), 7(t), 7(u) or 7(v). All such contracts and agreements are in full force and effect and are binding upon the parties thereto, and, other than with respect to obtaining the consents required from the Manufacturers, none of the parties thereto are in breach of any of the provisions thereof.

               s.   EMPLOYEE BENEFIT PLANS.   On the Deposit Date, Schedule 7(s)
                    will set forth a complete and accurate description of all pension, retirement, savings, deferred compensation, profit sharing, stock option, bonus, incentive, severance, retirement, health, insurance and other employee benefit
                    plans that are binding upon the Company.   To the best of
                    Seller's and the Company's knowledge, there have been no material defaults, breaches, or omissions by the Company or any fiduciary under any of such plans.

               t.   INSURANCE.   On the Deposit Date, Schedule 7(t) will set
                    forth a complete and accurate description of all insurance, including (without limitation) property damage insurance, general liability insurance, worker's compensation, and group health insurance maintained by the Company and will summarize the substantive terms of each of the insurance policies, including (without limitation) whether the insurance policies are "claims made" or "occurrence" policies. The Company is carrying insurance that is reasonable in light of the risks attendant to the business and activities in which the Company is engaged. All of the insurance is in full force and effect and will not be affected by, or terminated or lapse by reason of, the transactions contemplated by this Agreement.

               u.   PERSONNEL.   On the Deposit Date, Schedule 7(u) will set
                    forth a complete and accurate list of (i) all current employees of the Company and all independent contractors regularly performing services on behalf of the Company,
                    (ii) their respective rates of compensation, including any salary, bonus or other payment arrangement made with any of them, and (iii) any accrued vacation of any employees of the Company. Except as set forth on Schedule 7(u), the Company does not have any employment agreements or contracts between the Company and any person or entity. No employee of the Company is represented by any union or collective bargaining agent. The Company is not a party to or bound by any collective bargaining agreement, nor has the Company experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not, to the Seller's actual knowledge, committed any unfair labor practice. Seller has no actual knowledge of any organizational effort being made or threatened by or on behalf of any labor union with respect to employees of the Company within the past five (5) years. To the best of Seller's and the Company's knowledge, the Company has (i) paid or has made provision for the payment of all compensation due any person or entity, (ii) complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes, and (iii) withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the compensation of its employees.

               v.   ACCOUNTS RECEIVABLE.   On the Deposit Date, Schedule 7(v)
                    will set forth a complete and accurate list of all accounts receivable and notes receivable of the Company and an aging analysis of the accounts receivable. To the best of Seller's and the Company's knowledge, except as set forth on
                    Schedule 7(v), (i) all accounts receivable and notes receivable of the Company are valid and enforceable claims, arose in the ordinary course of business, require no further performance by the Company, and are collectible without resort to litigation; and (ii) no material objection, claim, or offset has been made regarding any of the accounts receivable or notes receivable. There are and at Closing there will be no payables or receivables due or owing between Seller and the Company.

               w.   BROKERS.   Other than Elysium Enterprises, Inc. (the
                    "Broker"), neither Seller nor the Company has employed, directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees, commissions, or finder's fees, and other than the Broker, no broker or finder has acted directly or indirectly for Seller or the Company in connection with this Agreement or the transactions contemplated by this Agreement.

               x.   DELIVERY OF DOCUMENTS.   Complete and accurate copies of all
                    written instruments listed or described on the Schedules referenced herein have been or will be furnished to Purchaser. The Company will make available to Purchaser, to the extent requested by Purchaser, all books, records, and facilities of the Company.

               y.   BANK ACCOUNTS AND POWERS OF ATTORNEY.   On the Deposit Date,
                    Schedule 7(y) will set forth a complete and accurate list of
                    (i) the names and addresses of all persons holding a power of attorney on behalf of the Company, and (ii) the account numbers and names of all banks or other financial institutions in which the Company currently has an account, deposit, or safe deposit box, with the names of all persons authorized to draw on the accounts or deposits or to have access to the boxes.

               z.   DISCLOSURE.

                    (i) To the best of Seller's and the Company's knowledge, there have been no events, transactions or information relating to the Company which, singly or in the aggregate could reasonably be expected to have a material adverse affect on the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company. To the best of Seller's's and the Company's knowledge, no representation or warranty by Seller or the Company in this Agreement or in any of the exhibits attached hereto, or other statement in any other writing furnished or to be furnished to Purchaser by or on behalf of Seller or the Company in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein not misleading.

                    (ii) Except for the failure to obtain any consent set forth in subparagraph 7(e), Seller has no actual knowledge,
                         (i) of any reason why the Company cannot continue its business in the same manner following the execution of this Agreement and the Closing as it has been operated prior thereto, or (ii) at any time in the foreseeable future the business of the Company shall be materially adversely affected by any event, except to the extent that the Purchaser causes the business of the Company to change following the Deposit Date.

          8.   REPRESENTATIONS AND WARRANTIES OF PURCHASER.   Purchaser
represents and warrants to Seller, effective as of the date of this Agreement and again at Closing, each of the following:

               a.   INCORPORATION.   Purchaser is duly incorporated, is validly
                    existing, and is in good standing under the laws of the State of Delaware and has all necessary power and authority to own, lease, and operate its properties and assets and to conduct its business as its business is now being conducted. Purchaser has delivered to Seller complete and accurate copies of Purchaser's articles of incorporation and bylaws, including all amendments thereto. The Purchaser is qualified to do business and is in good standing in each state in which it transacts business.

               b.   AUTHORITY AND BINDING AGREEMENT.   Purchaser has the
                    corporate power and authority to enter into this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by Purchaser and is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

               c.   NO CONFLICTS.   Neither the execution and delivery of this
                    Agreement nor the consummation of the transactions contemplated by this Agreement will (i) violate, conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default or an event which, with notice or lapse of time or both, would constitute a default under, (y) the articles of incorporation or bylaws of the Purchaser, or (z) any contract, agreement, mortgage, deed of trust, or other instrument or obligation to which the Purchaser is a party or by which it is bound, (iii) other than with respect to obtaining the consents referenced in subparagraph 7(e)(i) and (iii), violate any provision of any applicable law or regulation or of any order, decree, writ or injunction of any court or governmental body, or
                    (iv) result in the creation or imposition of any lien, charge, restriction, security interest or encumbrance of any kind whatsoever on any property or asset of the Purchaser or on the Restricted Shares.

               d.   BROKERS.   Other than the Broker, the Purchaser has not
                    employed, directly or indirectly, any broker or finder, or incurred any liability for any brokerage fees, commissions or finders' fees, and other than the Broker, no broker or finder has acted directly or indirectly for the Purchaser in connection with this Agreement or the transactions contemplated by this Agreement.

               e.   LITIGATION.   Purchaser is not a party to any pending or, to
                    its actual knowledge, any threatened claim, action, suit, investigation or proceeding, or subject to any order, judgment or decree, except for matters which in the aggregate, will not have, or cannot reasonably be expected to have, a materially adverse effect on the financial condition of the Purchaser, and none that would affect the Purchaser's ability to consummate the transactions and perform its obligations contemplated hereby.

          9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made by the parties in this Agreement or in any certificate, schedule, statement, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing for a period of three (3) years, and any claim or cause of action for indemnification under subparagraph 15(a) or subparagraph 16(a) for breaches of representations or warranties set forth in this Agreement or in any exhibit or document furnished hereunder may be made in respect of such matters within three (3) years after the Closing Date; PROVIDED, HOWEVER, the parties expressly agree that the indemnification provisions under subparagraph 15(b) and subparagraph 16(b) shall not be subject to the three (3) year limitation set forth herein. Notwithstanding any investigation or audit conducted before or after the Closing or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein for the time period set forth above.

          10. SELLER'S OBLIGATIONS PRIOR TO CLOSING. Seller agrees to do the following prior to the Deposit Date, and thereafter not do or cause the Company to do any act that would be in violation of any of the following:

               a. CONDUCT OF BUSINESS BY THE COMPANY PRIOR TO THE DEPOSIT DATE. Seller shall cause the Company to conduct its operations according to the ordinary and usual course of business reasonably consistent with past and current practices, to maintain and preserve its business organization, assets and properties, and vendor and supplier relationships, and to retain the services of its officers, employees, agents, and independent contractors, and shall not, without the prior written consent of Purchaser, allow the Company to engage in any practice, take any action, or enter into any transaction outside of the ordinary course of business. Without limiting the generality of the foregoing, Seller shall prohibit the Company, without the prior written consent of Purchaser, from directly or indirectly taking any of the actions described in subparagraph 7(o).

               b. FULL ACCESS. Seller shall cause the Company to permit Purchaser and representatives of the Purchaser to have full access to and to examine, at all reasonable times and places, and in a manner so as not to interfere with the normal business operations of the Company; the books, records, properties, assets and operations of the Company. Such examination shall include access to the officers, directors, employees, agents and representatives of the Company. Seller shall cause the Company to furnish to Purchaser and representatives of

                    Purchaser with such financial, operating and other data and information, and copies of documents with respect to the Company, as Purchaser shall from time to time request. Such access and information shall not in any way affect or diminish any of the representations or warranties made in this Agreement.

               c. AUDIT. Seller shall cause the Company to permit the completion of an audit (the "Audit") to be conducted under generally accepted auditing standards, of the books, records, and financial statements of the Company for 1996, and through September 30, 1997, and any additional period prior to the Deposit Date requested by the Purchaser or required by applicable law, and shall cause Audited Financial Statements (hereinafter defined) to be prepared in accordance with generally accepted accounting principles, which shall include reserves for any extended warranties, charge-backs, inventory write downs, repossessions, contracts in transit, and any other appropriate accruals and reserves. As used in this Agreement, "Audited Financial Statements" shall mean an audited (i) balance sheet, dated September 30, 1997, for the Company, and (ii) income statement for the nine (9) month period ending September 30, 1997, for the Company. The Audit will be conducted by Purchaser's accountants, Price Waterhouse, LLP. Seller agrees to cause the full cooperation of the officers, directors, employees and accountants of the Company in the Audit.

               d. NOTICE OF ADVERSE CHANGES. Seller shall give prompt written notice to Purchaser of any material adverse change in the business, operations, properties, assets, revenues, earnings, liabilities, or condition (financial or otherwise) of the Company.

               e.   STANDSTILL.   From the date hereof to the earlier of the
                    Closing Date or the date this Agreement expires or terminates, Seller shall not, directly or indirectly, through any officer, director, employee, or otherwise, (i) solicit or initiate the submission of any proposal or offer from any person or entity (including any officers or employees of the Company) relating to any liquidation, dissolution, recapitalization, merger, consolidation, acquisition, or purchase of all or a material portion of the assets and properties of the Company, or the acquisition or purchase of any equity interest in the Company, or (ii) participate in any negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any manner with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing.

               f.   FURTHER ASSURANCES.   Seller shall from time to time, upon
                    the request of Purchaser, execute and deliver to Purchaser such further instruments and take such other action as Purchaser may reasonably request, in order to consummate the transactions contemplated by this Agreement in accordance with its terms.

               g. INSURANCE AND RISK OF LOSS. Seller shall cause the Company to maintain the insurance the Company is carrying in connection with the operation of the Dealership, including (without limitation) property damage insurance, general liability insurance, worker's compensation, and group health insurance. The Seller and the Company shall have the risk of loss for damage by fire or other casualty to the assets and properties of the Company before Closing. In the event of any material loss or damage to the assets and properties of the Company prior to Closing, Purchaser shall have the option to terminate this Agreement.

          11.  PURCHASER'S OBLIGATIONS PRIOR TO CLOSING.    Purchaser agrees to
do the following prior to Closing:

               a. DUE DILIGENCE. Until the transactions contemplated by this Agreement close or this Agreement expires or terminates, Purchaser may conduct such investigations, reviews and inspections of the business, operations, properties, assets, revenues, earnings, liabilities, and condition (financial or otherwise) of the Company as Purchaser and Purchaser's representatives deem necessary or desirable to determine whether a material adverse change in the Company has occurred.

               b. FURTHER ASSURANCES. Purchaser shall from time to time, upon the request of the Seller, execute and deliver to Seller such further instruments and take such further action as the Seller may reasonably request, in order to consummate the transactions contemplated by this Agreement in accordance with its terms.

               c.   PURCHASER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                    REGARDING THE COMPANY.   Purchaser acknowledges that it may
                    possibly have access to certain confidential information of the Company, including (without limitation) lists of accounts, operational policies, and pricing and costs policies (the "Confidential Information"). The Purchaser agrees that it will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever, except to employees and authorized representatives of the Purchaser, or as required by law, unless such Confidential Information becomes known to the public generally through no fault of the Purchaser. In the event of a breach or threatened breach by Purchaser of the provisions of this subparagraph, the Seller and/or the Company shall be entitled to temporary restraining order, without bond, and an injunction restraining the Purchaser from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Seller and/or the Company from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

               (d) MANAGEMENT OF THE DEALERSHIPS. During any period of time between the Deposit Date and the Closing that Purchaser is managing the Dealerships pursuant to a management agreement,Purchaser will not, and will not cause the Company to, do any act that would cause the Seller or the Company to be in violation of any of the provisions set forth in paragraph 10.

          12.  SELLER'S AND PURCHASER'S OBLIGATIONS PRIOR TO CLOSING.

               a.   ASSISTANCE.   Seller and Purchaser agree to use their best
                    efforts to create a workable, smooth and orderly transition of Purchaser's acquisition of the Company.

               b.   HART-SCOTT-RODINO NOTIFICATION.   The parties shall, if and
                    to the extent required by law, prepare, and Purchaser shall file, all reports or other documents required or requested by the FTC or the Justice Department under the Hart-Scott-Rodino Act, and all regulations promulgated thereunder, concerning the transactions contemplated by this Agreement, and comply promptly with any request by the FTC or the Justice Department for additional information concerning such transactions, so that the waiting period specified in the Hart-Scott-Rodino Act will expire as soon as reasonably possible after the execution and delivery of this Agreement. The parties agree to furnish to one another such information concerning the Purchaser, the Seller, and the Company as the parties need to perform their obligations hereunder. The Purchaser agrees to pay all filing fees and costs due governmental agencies with regard to the notification under and compliance with the Hart-Scott-Rodino Act and all regulations promulgated thereunder.

               c. PHYSICAL INVENTORIES. On or before the Deposit Date, Purchaser and Seller shall conduct a physical inventory of the New Vehicle Inventory, the Used Vehicle Inventory, the Parts and Accessories Inventory, and the Tangible Personal Property. The physical inventories shall be collectively referred to in this Agreement as the "Physical Inventories." The value of the New Vehicle Inventory, the Used Vehicle Inventory, the Parts and Accessories Inventory, and the Tangible Personal Property shall be determined as follows:

                    (i) Purchaser and Seller shall calculate the value of the New Vehicle Inventory. The value of each new vehicle shall be the cash sum equal to the factory invoice price (excluding any Company internal profit) to the Company, less any factory holdback rebate and any other factory rebate or incentive, advertising credits and interest credits, which the Company may have received prior to the Deposit Date, plus performed PDI at the Company's cost (excluding any internal profit), options added at the Company's cost (excluding any internal profit), and any freight and handling charges paid, prior to the Deposit Date. Any demonstrator and rental vehicle shall be valued for a cash sum equal to an amount as calculated above, except demonstrators and rental vehicles having 6,000 miles or more on the odometer shall be treated as a Used Vehicle. The value of any new vehicle shall be decreased by an amount equal to the Company's cost (excluding any internal profit) of repair for any physically damaged vehicle. Seller agrees that all factory rebates and other credits on any new vehicles sold after the Deposit Date shall be retained by the Company.

                  (ii) Purchaser and Seller shall agree to the value of the Used Vehicle Inventory. Any demonstrators and rental vehicles having less than 6,000 miles on the odometer shall be treated as a New Vehicle.

                  (iii) Purchaser and Seller shall calculate the value of
                        the Parts and Accessories Inventory. The value of the parts and accessories shall be the cost of the parts and accessories set forth in the dealer parts and accessories price schedule in effect on the date of the inventory for the applicable Manufacturer or other reliable supplier. The Seller agrees that all rebates and credits on any parts or accessories shall be retained by the Company.

                  (iv) Purchaser and Seller shall calculate the value of the Tangible Personal Property. The value of any item of tangible personal property listed in the Appraisal shall be the value of the property set forth in the Appraisal, and the value of any item of tangible personal property that is not listed in the Appraisal shall be the Company's actual cost (excluding any internal profit).

          13. CONDITIONS PRECEDENT TO OBLIGATION OF PURCHASER. The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Purchaser:

               a.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.   All
                    representations and warranties made by the Seller and the Company in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to any earlier date. Seller and the Company shall have performed and complied with all the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Seller and the Company on or prior to the Closing Date. Seller must have delivered to the Purchaser a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

               b.   NO ADVERSE CHANGE.   Purchaser shall have determined, to its
                    satisfaction, that as of the Closing Date, there has been no material adverse change beyond the control of Purchaser in the business, operations, properties, assets, revenues, earnings, liabilities or condition (financial or otherwise) of the Company.

               c. EXHIBITS. Purchaser shall have timely received all exhibits to this Agreement.

               d.   TRANSFER OF SHARES.   The certificate(s) representing the
                    Shares shall have been transferred and conveyed by Seller to Purchaser in a manner and by instruments acceptable to Purchaser and its counsel, free and clear of all liens, claims, encumbrances, or restrictions of any kind. Contemporaneously with the consummation of the transfer of the Shares, Seller shall put Purchaser in full possession and enjoyment of all properties and assets of the Company. In addition, Purchaser shall have received the complete stock ledgers, minute books and other corporate records of the Company.

               e.   THIRD PARTY APPROVALS.   This Agreement and the transactions
                    contemplated by this Agreement shall have received all required approvals and consents from all persons and entities from which such approvals or consents are required, including (without limitation) (i) BMW of North America, Inc. and Volkswagen of America, Inc., but not the other Manufacturers (ii) the FTC and the Justice Department under the Hart-Scott-Rodino Act and the regulations promulgated thereunder, and (iii) the Nevada Department of Motor Vehicles.

               f.   COMPLIANCE WITH SECURITIES LAWS.   Purchaser shall have (i)
                    received the Investment Letter, (ii) received the Registration Rights Agreement, and (iii) determined that all state and federal securities laws have been fully satisfied relating to the purchase of the Shares by Purchaser.

               g. LEASES. The Purchaser shall have received the Leases, executed by the respective landlords.

               h.   PHYSICAL INVENTORIES.   Purchaser shall have conducted the
                    Physical Inventories.

               i.   APPROVAL OF DOCUMENTATION.   The form and substance of all
                    opinions, certificates, instruments and other documents delivered to Purchaser in connection with this Agreement shall be satisfactory in all reasonable respects to Purchaser and Purchaser's counsel.

               j.   CORPORATE DIRECTORS AND OFFICERS.   The composition of the
                    directors and officers of the Company shall be as requested by Purchaser, effective as of the Closing.

               k.   OPINION OF COUNSEL TO SELLER AND THE COMPANY.   Seller and
                    the Company shall have delivered to Purchaser an opinion of counsel reasonably satisfactory to Purchaser, dated as of the Closing Date, that contains such opinions that are reasonably requested by Purchaser, including (without limitation with respect to the Seller) an opinion that the Shares were issued and will be transferred to Purchaser, in compliance with all state securities laws.

               l.   HART-SCOTT-RODINO WAITING PERIOD.   The applicable waiting
                    period under the Hart-Scott-Rodino Act, and the regulations promulgated thereunder, shall have expired.

               m.   AUDIT.  [INTENTIONALLY OMITTED]

               n.   ADDITIONAL INFORMATION.   Seller and the Company shall have
                    furnished to Purchaser and Purchaser's counsel such additional information, certificates, and other documents as Purchaser shall have reasonably requested.

          14. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER.   The obligation of
Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction on or prior to the Closing Date of the following conditions, each of which may be waived by the Seller:

               a.   REPRESENTATIONS, WARRANTIES AND AGREEMENTS.   All
                    representations and warranties made by the Purchaser in or pursuant to this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though such representations and warranties were made on the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, and Purchaser shall have performed and complied with all of the covenants and agreements and satisfied all the conditions required by this Agreement to be performed, complied with or satisfied by Purchaser on or prior to the Closing Date. The Purchaser must have delivered to the Sellers a certificate dated as of the Closing Date certifying that this condition has been fulfilled.

               b.   DELIVERY OF PURCHASE PRICE.   Subject to the provisions of
                    subparagraphs 20(e) and 20(g), the Purchaser shall have delivered (i) the Cash, (ii) the Note and (iii) the Restricted Shares.

               c.   LEASES.   Seller shall have received the Leases, executed by
                    the Company.

               d.   APPROVAL OF DOCUMENTATION.   The form and substance of all
                    certificates and other documents required to be delivered to Seller in connection with this Agreement shall be satisfactory in all reasonable respects to Seller and Seller's counsel.

               e.   ADDITIONAL INFORMATION.   Purchaser shall have furnished to
                    Seller and Seller's counsel such additional information, certificates, and other documents as Seller shall have reasonably requested.

          15.  SELLER'S OBLIGATIONS AFTER CLOSING.

               a.   GENERAL INDEMNITY.   Seller shall indemnify, defend and hold
                    Purchaser and its successors and assigns (the "Purchaser Indemnified Parties") harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including (without limitation) reasonable attorneys' fees, arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by Seller in this Agreement, or in any certificate or other document delivered on behalf of Seller or the nonperformance of any covenant or obligation of Seller under this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company at the Balance Sheet Date that are not reflected in the Financial Statements, (iii) the conduct of the business or other operations of the Company prior to the Deposit Date, (iv) the failure of Seller or the Company to comply with any federal, state, or local tax laws for any matter occurring prior to the Deposit Date or otherwise payable by Seller, and (v) any and all actions, suits, proceedings, demands and judgments, arising from or related to any of the matters set forth in this subparagraph 15(a) occurring prior to the Deposit Date or as a result of the conduct of the Seller following the Deposit Date.

               b. ENVIRONMENTAL INDEMNIFICATION. With respect to any existing or future liability arising out of any condition, activity or event existing or occurring prior to the Closing Date with respect to the Las Vegas Premises, the Henderson Premises or the 2.5 Acre Tract (individually, a "Property" and collectively, the "Properties") that violates or violated any Environmental Laws or for which there may be any environmental liability in tort, or otherwise (an "Environmental Event"), the Seller agrees that it will indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Purchaser Indemnified Party as a result of the Environmental Event, and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of the Environmental Event. Notwithstanding the preceding sentence, it is expressly agreed by the parties that the indemnification provided for therein shall not apply to any Environmental Event caused
                    (i) by contamination migrating into or onto a Property from or through any other real property or (ii) as a result of the conduct of the Purchaser following the Deposit Date.

               c.   SELLER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                    REGARDING THE COMPANY.   Seller acknowledges that the Seller
                    has in the past, currently has, and in the future may possibly have access to Confidential Information. Seller agrees that the Seller will not disclose such Confidential Information to any person or entity for any purpose or reason whatsoever except to employees and authorized representatives of the Purchaser, or as required by law, unless the Confidential Information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by the Seller of this subparagraph, the Purchaser shall be entitled to a temporary restraining order, without bond, and an injunction restraining the Seller from disclosing, in whole or in part, such Confidential Information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

               d. SELLER'S AND CHAISSON'S COVENANT NOT TO COMPETE. Both Seller and James J. Chaisson, Sr. ("Chaisson") agree that they will not, either directly or indirectly, alone or with others, either as an employee, owner, partner, agent, stockholder, member, director, officer or otherwise:

                    (i) enter into or engage in the business of operating a new vehicle dealership, warranty repair business, or other related new vehicle business with respect to any of Land Rover, Volkswagen, Audi, Bentley and Rolls Royce or BMW automobiles within the Las Vegas or Henderson, Nevada metropolitan areas (the "Restricted Area") for a term of three (3) years from the Closing Date (the "Restricted Period"), unless the Purchaser shall not be approved by the applicable Manufacturer as the owner of the Company with respect to any of the listed brands of automobiles, in which the case the limitation contained herein shall not apply to such brand or brands.

                    (ii) Further, neither the Seller nor Chaisson will
                         individually, collectively or in conjunction with others, directly or indirectly, within the Restricted Period and Restricted Area, directly or indirectly, solicit or hire any employee of the Company or encourage any such employee to leave such employment unless such employee's employment with the Company or the Purchaser has been terminated. Seller and Chaisson also agree that in the event of a breach of these covenants, the Purchaser may protect its rights by injunction or otherwise.

          16. PURCHASER'S OBLIGATIONS AFTER CLOSING.

               a.   GENERAL INDEMNITY.   Purchaser shall indemnify, defend and
                    hold Seller and its successors and assigns (the "Seller Indemnified Parties") harmless from and against any and all liabilities, damages, losses, claims, costs and expenses, including (without limitation) reasonable attorneys' fees, arising from or related to (i) any breach of any representation, warranty, covenant or agreement made by Purchaser in this Agreement, or in any certificate or other document delivered on behalf of Purchaser or the nonperformance of any covenant or obligation of Purchaser under this Agreement, (ii) any debts, liabilities, or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of the Company accruing after the Deposit Date, (iii) the conduct of the business or other operations of the Company after the Deposit Date, (iv) the failure of Purchaser to comply, or causing the Company to fail to comply, with any federal, state, or local tax laws for any matter occurring after the Deposit Date or applicable to the transactions contemplated by this Agreement, and (v) any and all actions, suits, proceedings, demands and judgments, arising from or related to any of the matters set forth in this subparagraph 16(a), unless such matter has occurred as the result of the conduct of Seller following the Deposit Date.

               b. ENVIRONMENTAL INDEMNIFICATION. With respect to any future liability arising out of any condition, activity or event, caused by, or under the control of, the Purchaser or the Company occurring after the Deposit Date with respect to any of the Properties that violates any Environmental Laws or for which there may be any liability for an Environmental Event, the Purchaser agrees that it will indemnify, defend and hold harmless the Seller Indemnified Parties from and against all claims, damages, actions, suits, proceedings, demands, assessments, adjustments, costs, and expenses, including reasonable attorneys' fees and expenses of investigation, incurred by any Seller Indemnified Party as a result of the Environmental Event, and further including, if necessary, the costs and expenses of any remediation, transportation, incineration, treatment, or other necessary and appropriate disposition or mitigation of the Environmental Event. Notwithstanding the preceding sentence, it is expressly agreed by the parties that the indemnification provided for therein shall not apply to any Environmental Event caused (i) by contamination migrating into or onto a Property from or through any other real property or (ii) as a result of the conduct of the Seller following the Deposit Date.

               c. PRE-CLOSING PROFITS FROM OPERATIONS. In addition to payment of the Purchase Price, Purchaser agrees that it will, or will cause the Company to, pay to Seller an amount equal to the net profits from the operation of the Company from September 30, 1997, through the close of business on October 31, 1997 (the "Profits Distribution"). The Profits Distribution shall be paid to Seller no later than twenty days following the Deposit Date.

          17. INFORMATION REGARDING THE PURCHASER.

               a. INSIDER LIABILITY. Seller acknowledges that trading in the Purchaser's securities by persons possessing material non-public information may result in private lawsuits for damages or to civil or criminal proceedings by the
                    Securities and Exchange Commission.   Seller also
                    acknowledges that liability may be imposed on insiders who privately disclose otherwise non-public material information where such disclosure coincide with trading Purchaser's securities by such insiders or by the recipients of such information.

               b.   SELLER'S NON-DISCLOSURE OF CONFIDENTIAL INFORMATION
                    REGARDING THE PURCHASER.   Seller acknowledges that the
                    Seller may possibly have access to certain confidential
                    information of the Purchaser.   Seller agrees that the
                    Seller will not disclose such confidential information to any person or entity for any purpose or reason whatsoever except as required by law, unless the confidential information becomes known to the public generally through no fault of the Seller. In the event of a breach or threatened breach by the Seller of this subparagraph, the Purchaser shall be entitled to a temporary restraining order, without bond, and an injunction restraining the Seller from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting the Purchaser from pursuing any other available remedy for such breach or threatened breach, including the recovery damages.

          18.  TERMINATION.

               a. MUTUAL CONSENT. This Agreement may be terminated by the written consent of the parties.

               b. BY THE PURCHASER. This Agreement may be terminated by written notice of termination given by the Purchaser to Seller if a material default should be made by Seller in the observance of or in the due and timely performance by Seller of any of the agreements and covenants of the Seller herein contained, or if there shall have been a material breach by Seller of any of the warranties and representations of the Seller herein contained, or if the conditions of this Agreement to be complied with or performed by Seller at or before the Deposit Date or the Closing Date, as applicable, shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Purchaser.

               c. BY THE SELLER. This Agreement may be terminated by written notice of termination given by the Seller to the Purchaser if a material default should be made by the Purchaser in the observance of or in the due and timely performance by the Purchaser of any of the agreements and covenants of the Purchaser herein contained, or if there shall have been a material breach by the Purchaser of any of the warranties and representations of the Purchaser, or if the conditions of this Agreement to be complied with or performed by the Purchaser at or before the Deposit Date or the Closing Date, as applicable, shall not have been complied with or performed at the time required for such compliance or performance and such noncompliance or nonperformance shall not have been waived by the Seller.

          19.  SECTION 338(h)(10) ELECTIONS.

               a. Seller agrees to make an election under Section 338(h)(10) of the Internal Revenue Code and all comparable elections under state and local tax law with respect to the Company.

               b. Purchaser and Seller shall jointly file Form 8023-A with the Internal Revenue Service in accordance with Section 338 of the Internal Revenue Code and the regulations thereunder no later than the 15th day of the ninth month beginning after the month that includes the Closing Date in accordance with Internal Revenue Code Section 338(g) and Treasury Regulation
                    Section 1.338(h)(10)-1(d)(2).

               c. Purchaser and Seller shall allocate the Purchase Price to the assets conveyed pursuant to this Agreement using a reasonable asset valuation which will be agreed to by Purchaser and Seller no later than ninety (90) days after the Closing Date. In all events, however, Purchaser and Seller agree to conformity of the treatment of all asset allocations with respect to the Section 338(h)(10) elections.

          20.  ADDITIONAL AGREEMENTS.

               a. CHAISSON MOTORS CARS AND CHAISSON BMW NAMES. The Seller consents for all purposes to the Purchaser's continued use of the Chaisson Motor Cars, Chaisson BMW, and any other names including the word "Chaisson" (collectively, the "Chaisson Names") that are, or could be used, in connection with the operation of the Dealerships within the Restricted Area. Purchaser is not obligated to use any Chaisson Names. Seller shall not be prohibited from using the name Chaisson
                    (i) in any non-competing business venture, (ii) in connection with the operation of a new automobile dealership for either of Land Rover, Audi, or Bentley and Rolls Royce automobiles if Purchaser is not approved by the applicable Manufacturer as the owner of the Company with respect to any such brand or brands of automobiles, or (iii) from using any Chaisson Name if Purchaser ceases using the name Chaisson in connection with all of its automobile dealerships within the Restricted Area. The parties acknowledge that the Dealerships' television, radio and print advertisements aimed at the Restricted Area may also be broadcast or distributed outside the Restricted Area, and the Seller agrees such advertisements shall not be a violation of this Agreement, and

                    (i) No separate consideration, over and above the Purchase Price, is owed by the Purchaser to the Seller for this consent to use the Chaisson Names as provided herein.

                    (ii) As soon as practicable after the Closing, the Seller
                         and Purchaser agree to file any required certificates, terminations or consents necessary to allow Purchaser to use the Chaisson Names. The parties mutually agree to take other reasonable steps as from time to time may be appropriate to avoid confusion and mistake by third parties as to their respective corporate identities.

                (iii) The Purchaser's right to use the Chaisson Names in the Restricted Area shall be binding on the Seller and on all of its successors, assigns, transferees, and licensees, and every sale, assignment, license or transaction entered into by the Seller shall be expressly subject to the Purchaser's continued right to use the Chaisson Names in the Restricted Area as provided in this Agreement.

                (iv) Other provisions hereof to the contrary notwithstanding, Purchaser's right to continued use of the Chaisson Names shall absolutely terminate on the first to occur of the termination of this Agreement, the mutual agreement of the Seller and the Purchaser after Closing, or the Purchaser's cessation of use thereof in the Restricted Area.

           b. EMPLOYEE LIST. To the extent not set forth in Schedule 7(u), Seller agrees to provide, on or before the Deposit Date, a list of all employees of the Company. Such list shall contain the employee's name, employment description, annual compensation or formula for computing such annual compensation, accrued vacation pay, and tentative vacation plans.

           c. JAGUAR FRANCHISE. Notwithstanding any representation, warranty or covenant of the Company or the Seller with respect to the operation of the Dealerships or the maintenance of the Company's assets prior to Closing, Purchaser and Seller agree that Purchaser is not purchasing the right to sell and service new Jaguar automobiles (the "Franchise"), pursuant to a Jaguar Cars new automobile dealer agreement (the "Franchise Dealer Agreement"), including without limitation (i) the Franchise, (ii) all new unregistered Jaguar automobiles, including demonstrators, and optional equipment attached thereto (the "New Jaguar Automobiles"), (iii) all service department tools, designed for and used in the servicing of only Jaguar automobiles, and parts and accessories manufactured for installation only on Jaguar automobiles (collectively, the "Jaguar Parts"),
                (iv) the goodwill with respect to the Franchise, together with all right, title and interest of the Company in and to all fictitious firm names, trade names, logos, service marks, copyrighted materials, trade secrets, and other proprietary rights uniquely relating to and used in connection with only the Franchise (the "Jaguar Goodwill"), and (v) all records in the possession of Company uniquely pertaining to the sale and servicing of only Jaguar automobiles (the "Jaguar Records"). The Franchise, the New Jaguar Automobiles, the Jaguar Parts, the Jaguar Goodwill, and the Jaguar Records are sometimes hereinafter referred to collectively as the "Jaguar Assets." Prior to Closing, the Company shall distribute the Jaguar Assets to Seller, subject to Seller either paying in full or, with the consent of the lien holder(s) and the release of the Company therefrom, assuming the Company's floor plan liability secured by liens on such New Jaguar Automobiles. Seller shall have until June 30, 1998, to relocate the Jaguar Assets (whether by sale or otherwise). Prior to the relocation of the Jaguar Assets, either the Purchaser or the Company shall manage and operate the Jaguar Assets under a Management Agreement as provided herein.

           e. PARTIAL PAYMENT OF PURCHASE PRICE. On November 12, 1997 (the "Deposit Date"), Purchaser shall pay to Seller earnest money in an amount equal to the Net Worth, plus $575,000, plus $200,000 representing the Jaguar Deposit (as defined in the Management Agreement referenced in subparagraph 20(f). The Net Worth and the $575,000 are collectively referred to hereinafter as the "Deposit." The Deposit shall be credited to the Purchase Price at the Closing. If by the close of business on December 31, 1997, either BMW of North America, Inc. or Volkswagen of America, Inc. has not approved Purchaser to acquire ownership of the Company, (i) this Agreement shall terminate, unless the parties shall mutually agree to extend the Closing Date, and (ii) the Seller and the Company shall be jointly and severally obligated to, and hereby agree to, refund the Deposit to Purchaser no later than January 15, 1998.

           f. MANAGEMENT AGREEMENT. Purchaser and Seller agree that effective as of November 1, 1997, Purchaser shall manage the Dealerships under a Management Agreement in the form of Exhibit "K" hereto.

           g. APPROVAL BY THE MANUFACTURERS. Notwithstanding anything contained in this Agreement to the contrary, if by the close of business on December 31, 1997, (i) both BMW of North America, Inc. and Volkswagen of America, Inc. have approved Purchaser to acquire ownership of the Company, (ii) any other Manufacturer has not approved Purchaser to acquire ownership of the Company, and (iii) all other conditions to the obligations of the parties hereunder (other than those requiring the taking of action at the Closing) have been satisfied or waived, Purchaser and Seller shall conduct the Closing of the transactions contemplated by this Agreement, but shall place that portion of the Cash which equals the amounts set forth on Schedule 20(g) for any Manufacturers that have not given their approval into an interest bearing account pursuant to an escrow agreement (the "Escrow Agreement") between Purchaser and Seller. The Escrow Agreement shall be in the form of Exhibit "L" hereto. The Company shall manage the franchise for each Manufacturer that has not given its approval by the Closing, under a Management Agreement in the form of Exhibit "M" hereto.

      21.  GENERAL PROVISIONS.

           a.   ENTIRE AGREEMENT.   This Agreement contains and constitutes
                the entire agreement between the parties regarding the subject matter hereof and supersedes all prior agreements and understandings between the parties relating to the subject matter of this Agreement. Other than as referenced herein, there are no agreements, understandings, restrictions, warranties or representations between the parties relating to the subject matter hereof other than those set forth in this Agreement. This Agreement is not intended to have any legal effect whatsoever, or to be a legally binding agreement, or any evidence thereof, until it has been signed by Seller, the Company, and the Purchaser.

           b. EXHIBITS. Preliminary drafts of all Schedules and Exhibits A through Fshall be prepared by the Seller on or before November 7, 1997, and delivered to Purchaser for Purchaser's review. Preliminary drafts of Exhibits G through L shall be prepared by Purchaser on or before November 7, 1997, and delivered to Seller for Seller's review. Final Schedules and the forms of final Exhibits shall be prepared by the party that prepared the preliminary drafts, initialed and dated by the parties, and shall be deemed incorporated herein even if not physically attached to this Agreement.

           SCHEDULES (FOR REFERENCE ONLY):

                Schedule 7(b)  Officers, Directors, and Assumed Names
                Schedule 7(f)  Real Property
                Schedule 7(g)  Tangible Personal Property
                Schedule 7(h)  Inventories
                Schedule 7(i)  Licenses
                Schedule 7(j)  Intellectual Property
                Schedule 7(k)  Encumbrances
                Schedule 7(m)  Indebtedness and Guaranties
                Schedule 7(p)  Litigation
                Schedule 7(o)  Transactions Since the Balance Sheet Date
                Schedule 7(q)  Underground Storage Tanks
                Schedule 7(r)  Contracts and Agreements
                Schedule 7(s)  Employee Benefit Plans
                Schedule 7(t)  Insurance
                Schedule 7(u)  Personnel
                Schedule 7(v)  Accounts Receivable
                Schedule 7(y)  Bank Accounts and Powers of Attorney
                Schedule 20(g) Manufacturer Allocation

           EXHIBITS (FOR REFERENCE ONLY):

                Exhibit "A"    The Note
                Exhibit "B"    Las Vegas Lease
                Exhibit "C"    Henderson Lease
                Exhibit "D"    [Intentionally Omitted]
                Exhibit "E"    Seller's Certificate
                Exhibit "F"    Opinion of Sellers' Counsel
                Exhibit "G"    Investment Letter
                Exhibit "H"    Registration Rights Agreement

                Exhibit "I"    Purchaser's Certificate
                Exhibit "J"    Opinion of Purchaser's Counsel
                Exhibit "K"    Pre-Closing Management Agreement
                Exhibit "L"    Escrow Agreement
                Exhibit "M"    Non-Approving Manufactures Management
                               Agreement

           c.   THIRD PARTY CONSENTS.   The Seller and the Purchaser
                mutually agree to cooperate and use their respective reasonable, good faith efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals, and authorizations of all third parties and governmental entities as may be necessary to consummate the transactions contemplated by this Agreement.

           d.   FURTHER ACTIONS.   From time to time, as and when requested
                by any parties hereto, the other parties shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other parties may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

           e.   PUBLICITY.   The parties hereto agree that no public release
                or announcement concerning the terms of the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the other parties (which consent shall not be unreasonably withheld), except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

           f.   AMENDMENT.   This Agreement may not be amended, modified, or
                terminated except by an instrument in writing signed by all parties to this Agreement.

           g.   CONSTRUCTION.   All pronouns and any variations thereof
                shall be deemed to refer to the masculine, feminine or neuter gender thereof or to the plurals of each, as the identity of the person or persons or the context may require. The descriptive headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision contained in this Agreement.

           h.   INVALIDITY.   If any provision contained in this Agreement
                shall for any reason be held to be invalid, illegal, void or unenforceable in any respect, such provision shall be deemed modified so as to constitute a provision conforming as nearly as possible to such invalid, illegal, void or unenforceable provision while still remaining valid and enforceable; and the remaining terms or provisions contained herein shall not be affected thereby.

           i. EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, each of the parties to this Agreement shall be responsible for its

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

                own costs and expenses incurred in connection with the preparation and negotiation of this Agreement and with the transactions contemplated hereby.

           j.   BINDING EFFECT AND ASSIGNMENT.   This Agreement shall be
                binding upon and shall inure to the benefit of the parties hereto and their respective heirs, administrators,
                executors, successors and permitted assigns.   Purchaser may
                assign its rights under this Agreement to an affiliated entity, and thereafter the Purchaser and its assignee shall be fully obligated, responsible and liable for the performance of the Purchaser's obligations hereunder.
                Except for the obligation to deliver the Shares in accordance with the terms hereof, Seller may assign its rights under this Agreement to an entity wholly owned by Seller, and thereafter the Seller and its assignee shall be fully obligated, responsible and liable for the performance of the Seller's obligations hereunder. Any assignment in violation of this Agreement shall be void.

           k.   ATTORNEYS' FEES.   In the event any party instigates
                litigation to enforce or protect its rights under this Agreement, the party prevailing in any such litigation shall be entitled, in addition to all other relief, to reasonable attorneys' fees, out-of-pocket costs and disbursements relating to such litigation.

           l.   NOTICES.   All notices and other communications hereunder
                shall be (i) in writing, dated with the current date of such notice, and signed by the party giving such notice, and (ii) mailed, postpaid, registered or certified, return receipt requested, addressed to the party to be notified, or delivered by personal delivery or by overnight courier. Notice shall be deemed given when received by the party to be notified or when the party to be notified refuses to accept delivery of the notice. The initial addresses of the parties shall be as follows:

           IF TO PURCHASER:

                Cross-Continent Auto Retailers, Inc.
                1201 S. Taylor
                P.O. Box 750
                Amarillo, Texas 79105-0750
                Attention:  Robert W. Hall
                (806) 374-8653

           IF TO SELLER OR THE COMPANY:

                James J. Chaisson, Sr.
                40 Innisbrook
                Las Vegas, Nevada 89113

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

           with a copy to:

                Jones, Jones, Close & Brown, Chartered
                3773 Howard Hughes Parkway, 3rd Floor South
                Las Vegas, Nevada 89109
                Attention: Douglas G. Crosby, Esq.

                The parties hereto shall have the right from time to time to change their respective addresses by not less than ten (10) days prior written notice to the other parties.

           m.   DEFINITION OF KNOWLEDGE.   As used in this Agreement, the
                Seller's or the Company's "actual knowledge" or "knowledge" shall include the knowledge of the Seller and the employees and agents of the Company. Each representation and warranty that is limited to the Seller's or the Company's "actual knowledge" or "knowledge" is made with the understanding that the Seller or the Company has made a good faith effort to examine whatever sources of information as are in the possession or control of the Seller or the Company in order to verify the truth and accuracy of such representation and warranty.

           n.   TIME IS OF THE ESSENCE.   Time shall be of the essence with
                respect to this Agreement and the consummation of the transactions contemplated hereby.

           o. REMEDIES. None of the remedies provided for in this Agreement shall be the exclusive remedy of any party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy at law or in equity in lieu of or in addition to any remedies provided for in this Agreement.

           p. SURVIVAL OF OBLIGATIONS. To the extent necessary to carry out the terms and provisions of this Agreement, the obligations and rights arising from or related to this Agreement shall survive the Closing and shall not be merged into the various documents executed and delivered at the time of the Closing.

           q.   WAIVER.   No waiver of any breach or default hereunder shall
                be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

           r. GOVERNING LAW. This Agreement shall be construed, enforced, and governed in accordance with the laws of the State of Nevada.

           s. MEDIATION AND VENUE. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules before resorting to arbitration, litigation, or some other dispute resolution procedure. The jurisdiction and venue for any proceeding, whether by mediation, arbitration, litigation or other dispute resolution procedure, shall be Clark County, Nevada.

           t. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

           u. SUPERSEDING OF INITIAL STOCK PURCHASE AGREEMENT AND AMENDMENT TO STOCK PURCHASE AGREEMENT. This Amended and Restated Stock Purchase Agreement replaces and supersedes in their entirety the Stock Purchase Agreement, dated October 8, 1997, and the Amendment to Stock Purchase Agreement, dated October 14, 1997, by and among the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

     PURCHASER:        CROSS-CONTINENT AUTO RETAILERS, INC.,
                       a Delaware corporation


                       By:
                           ----------------------------------------------------
                           Bill Gilliland, Chairman and Chief Executive Officer


     SELLER:           THE CHAISSON FAMILY TRUST R-501


                       By:
                           ----------------------------------------------------
                           James J. Chaisson, Sr., Trustee

     COMPANY:          JRJ INVESTMENTS, INC., a Nevada corporation


                       By:
                           ----------------------------------------------------
                           James J. Chaisson, Sr., President





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